Exhibit 99.1

RISK FACTORS

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations and cash flows. Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and investors may lose all or part of their investment. Unless the context requires otherwise, references to “CAI,” the “Company,” “we,” “us” or “our” refer to CAI International, Inc. and its subsidiaries.

Risks Related to Container Leasing

Market conditions could weaken due to a combination of factors, including significant declines in steel prices, new container prices, used container prices and slower trade growth which could lead to lower demand for containers.

Market conditions could weaken and significantly reduce our profitability. For example, there was an overall decline in worldwide commodity prices, and in particular, steel prices, which declined approximately 40% from October 2014 through December 2015. World containerization trade growth decelerated significantly during 2015 and trade growth remained weak in 2016. The decline in steel prices, along with slower trade growth resulted in a reduced demand for containers, and contributed to a significant decline in the price of new containers. New container prices declined during 2015 and reached a low point of approximately $1,250 in the first quarter of 2016. Sale prices for used containers decreased significantly in 2015 and into 2016, resulting in losses on the sale of equipment. If steel prices decline and the market conditions we saw in 2015 and 2016 return, our profitability will decline, which could limit the availability of our liquidity and capital resources and therefore constrain our ability to repay debt, invest in additional containers or repurchase our common shares.

Container leasing demand can be negatively affected by numerous market factors as well as external political and economic events that are beyond our control. Decreasing leasing demand could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Demand for containers depends largely on the rate of world trade and economic growth. Demand for leased containers is also driven by our customers’ “lease vs. buy” decisions. Cyclical recessions can negatively affect lessors’ operating results because during economic downturns or periods of reduced trade, shipping lines tend to lease fewer containers, or lease containers only at reduced rates, and tend to rely more on their own fleets to satisfy a greater percentage of their requirements. As a result, during periods of weak global economic activity, container lessors like ourselves typically experience decreased leasing demand, decreased equipment utilization, lower average rental rates, decreased leasing revenue, decreased used container resale prices and significantly decreased profitability. These effects can be severe.

For example, our profitability decreased significantly from the third quarter of 2008 to the third quarter of 2009 due to the effects of the global financial crisis, and profitability would have decreased further if trade activity did not start to recover at the end of 2009. Starting in 2015 and continuing through 2016, our operating performance and profitability were also negatively impacted due to slower global trade growth resulting in reduced demand for leased containers, decreases in lease rental revenue, decreased used container sales prices, and higher operating costs. If these conditions return, our profitability will be negatively affected, which could constrain our ability to invest in additional containers or repurchase our common shares.

Other general factors affecting demand for leased containers, container utilization and per diem rental rates include:

•	available supply and prices of new and used containers;

•	changes in the operating efficiency of our customers;

•	economic conditions and competitive pressures in the shipping industry;

•	shifting trends and patterns of cargo traffic, including a reduction in exports from Asian nations or increased trade imbalances;

•	the availability and terms of container financing;

•	fluctuations in interest rates and foreign currency values;

•	overcapacity or undercapacity of the container manufacturers;

•	the lead times required to purchase containers;

•	the number of containers purchased by competitors and container lessees;

•	container ship fleet overcapacity or undercapacity;

•	increased repositioning by container shipping lines of their own empty containers to higher-demand locations in lieu of leasing containers from us;

•	consolidation or withdrawal of individual container lessees in the container shipping industry;

•	import/export tariffs and restrictions;

•	customs procedures, foreign exchange controls and other governmental regulations;

•	natural disasters that are severe enough to affect local and global economies;

•	political and economic factors, including any changes in international trade agreements; and

•	future regulations which could restrict our current business practices and increase our cost of doing business.

All of these factors are inherently unpredictable and beyond our control. These factors will vary over time, often quickly and unpredictably, and any change in one or more of these factors may have a material adverse effect on our business, financial condition, results of operations and cash flows. Many of these factors also influence decisions by our customers to lease or buy containers. Should one or more of these factors influence our customers to buy a larger percentage of the containers they operate, our utilization rate would decrease, resulting in decreased revenue and increased storage and repositioning costs.

Lease rates may decrease due to a decrease in new container prices, weak leasing demand, increased competition or other factors, resulting in reduced revenues, lower margins, and reduced profitability and cash flows.

Market lease rates are typically a function of, among other things, new equipment prices (which are heavily influenced by steel prices), interest rates, the type and length of the lease, the equipment supply and demand balance at a particular time and location, and other factors more fully described below. A decrease in lease rates can have a materially adverse effect on our leasing revenues, profitability and cash flow. For example, the low container prices experienced in 2016, together with low interest rates, resulted in market lease rates reaching historically low levels.

A decrease in market lease rates negatively impacts the lease rates on both new container investments and the existing containers in our fleet. Most of our existing containers are on operating leases, which means that the lease term is shorter than the expected life of the container, so the lease rate we receive for the container is subject to change at the expiration of the current lease. Lower new container prices, widespread availability of attractively priced financing, and aggressive competition for new leasing transactions could put pressure on market lease rates. As a result, during periods of low market lease rates, the average lease rate received for our containers is negatively impacted by both the addition of new containers at low lease rates as well as, and more significantly, by the turnover of existing containers from leases with higher lease rates to leases with lower lease rates. We have a large number of historically high rate leases that expire between 2018 and 2020 and those that have expired or been renegotiated have been re-priced at today’s lower lease rates.

A reduction in the price of new containers could harm our business, results of operations and financial condition.

New container prices have been increasing since their lows in the first quarter of 2016. If new container prices decreased, however, the per diem lease rates of older, off-lease containers would also be expected to decrease and the prices obtained for containers sold at the end of their useful life would also be expected to decrease. Between the beginning of 2014 and the first quarter of 2016, due primarily to decreases in steel prices and other macro-economic factors outside of our control, new container pricing and the sale prices of containers sold at the end of their useful life declined. Although new and used container prices recovered during 2016 and 2017, if the price of new containers declines such that the market per diem lease rate or resale value for all containers is reduced, our revenue and income could decline. A continuation of these factors could harm our business, financial condition, results of operations and cash flows, even if a sustained reduction in price would allow us to purchase new containers at a lower cost.

We face risks associated with re-leasing containers after their initial long-term lease.

Containers used in our fleet have an average useful life that is generally between 12 and 15 years. When we purchase newly manufactured containers, we typically lease them out under long-term leases with terms of 3 to 8 years at a lease rate that is correlated to the price paid for the container. As containers leased under term leases are not leased out for their full economic life, we face risks associated with re-leasing containers after their initial long-term lease at a rate that continues to provide a reasonable economic return based on the initial purchase price of the container. If prevailing container lease rates decline significantly between the time a container is initially leased out and when its initial long-term lease expires, or if overall demand for containers declines, we may be unable to earn a sufficient lease rate from the re-leasing of containers when their initial term leases expire. This could adversely affect our business, financial condition, results of operations and cash flows.

The demand for leased containers is particularly tied to international trade. If international trade were to decrease, it could reduce demand for container leasing, which would materially adversely affect our business, financial condition and results of operations.

A substantial portion of our containers are used in trade involving goods being shipped from exporting countries (e.g., China and other Asian countries) to importing countries (e.g., the United States or European nations). The willingness and ability of international consumers to purchase foreign goods is dependent upon political support for an absence of government-imposed barriers to international trade in goods and services. For example, international consumer demand for foreign goods is related to price; if the price differential between foreign goods and domestically-produced goods were to decrease due to increased tariffs on foreign goods, strengthening in the applicable foreign currencies relative to domestic currencies, rising foreign wages, increasing input or energy costs or other factors, then demand for foreign goods could decrease, which in turn could result in reduced demand for container leasing. A similar reduction in demand for container leasing could result from an increased use of quotas or other technical barriers to restrict trade. The current regime of relatively free trade may not continue, which would materially adversely affect our business, financial condition and results of operations.

The current U.S. Government has withdrawn from certain international trade agreements (i.e. the Trans Pacific Partnership) and has announced its intention to renegotiate some existing trade agreements (i.e. NAFTA). Any changes in international trade agreements may lead to the implementation of tariffs, border taxes or other measures that could impact the level of trade between the U.S. and other countries, including countries in Asia and Mexico. Any such changes to trade agreements or the implementation of tariffs could have a material impact on the purchase of foreign goods, and negatively impact our customers and the volume of container and rail shipments, which would materially adversely affect our business, financial condition and results of operations.

Our customers may decide to lease fewer containers. Should shipping lines decide to buy a larger percentage of the containers they operate, our utilization rate and level of investment would decrease, resulting in decreased leasing revenues, increased storage costs, increased repositioning costs and lower growth.

We, like other suppliers of leased containers, are dependent upon decisions by shipping lines to lease rather than buy their container equipment. Should shipping lines decide to buy a larger percentage of the containers they operate, our utilization rate would decrease, resulting in decreased leasing revenues, increased storage costs and increased positioning costs. A decrease in the portion of leased containers operated by shipping lines would also reduce our investment opportunities and significantly constrain our growth. Most of the factors affecting the decisions of our customers are outside of our control.

Used container sale prices may decrease, leading to losses on the sale of used rental equipment.

Although our revenues primarily depend upon equipment leasing, our profitability is also affected by the gains or losses we realize on the sale of used containers because, in the ordinary course of our business, we sell certain containers when they are returned to us. The volatility of the selling prices and gains or losses from the disposal of such equipment may be significant. Used container selling prices, which can vary substantially, depend upon, among other factors, the cost of new containers, the global supply and demand balance for containers, the location of the containers, the supply and demand balance for used containers at a particular location, the repair condition of the container, refurbishment needs, materials and labor costs and equipment obsolescence. Most of these factors are outside of our control.

Containers are typically sold if it is in our best interest to do so, after taking into consideration earnings prospects, book value, remaining useful life, repair condition, suitability for leasing or other uses and the prevailing local sales price for containers. Gains or losses on the disposition of used containers will fluctuate and may be significant if we sell large quantities of used containers.

Used container selling prices and the gains or losses that we have recognized from selling used containers have varied widely over recent years. Selling prices for used container and our disposal gains were exceptionally high from 2010 to 2012 due to a generally tight global supply and demand balance for containers. Since the beginning of 2013, due primarily to decreases in steel prices and other macro-economic factors outside of our control, new container pricing and the sale prices of containers sold at the end of their useful life declined. During 2015 and 2016, disposal prices were close to, and in many cases below, our residual values which resulted in losses being incurred on the sales of used equipment. As a result of consistent losses being recorded, particularly on the sale of 40-foot high cube dry van containers, we reduced the residual value for these containers from $1,650 to $1,400 per container, effective July 1, 2016, which resulted in an increase in depreciation expense of $4.4 million and $5.4 million for 2017 and 2016, respectively. During 2017, sales prices for used containers have recovered, resulting in gains being recognized on the sale of used equipment. If used container prices were to decrease once again, we may incur losses on the sale of used containers, our residual values may need to be reduced further, resulting in increased depreciation expense, and we may incur impairment charges on such equipment. A decline in these factors could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may incur significant costs to reposition containers.

When lessees return containers to locations where supply exceeds demand, we may make a decision to reposition containers to higher demand areas rather than sell the container and realize a loss on that sale. Repositioning expenses vary depending on geographic location, distance, freight rates and other factors, and may not be fully covered by drop-off charges collected from the last lessee of the containers or pick-up charges paid by the new lessee. We seek to limit the number of units that can be returned and impose surcharges on containers returned to areas where demand for such containers is not expected to be strong. However, market conditions may not enable us to continue such practices. In addition, we may not accurately anticipate which port locations will be characterized by high or low demand in the future, and our current contracts will not protect us from repositioning costs if ports that we expect to be high-demand ports turn out to be low-demand ports at the time leases expire.

Lessee defaults may adversely affect our business, results of operations and financial condition by decreasing revenue and increasing storage, repositioning, collection and recovery expenses.

Our container equipment is leased to numerous lessees. Lessees are required to pay rent and indemnify us for damage to or loss of equipment. Lessees may default in paying rent and performing other obligations under their leases. A delay or diminution in amounts received under the leases (including leases on our managed equipment), or a default in the performance of maintenance or other lessee obligations under the leases could adversely affect our business, financial condition, results of operations and cash flows and our ability to make payments on our debt.

Our cash flows from container equipment, principally container rental revenue, management fee revenue, gain on disposition of used equipment and commissions earned on the sale of equipment on behalf of equipment investors, are affected significantly by the ability to collect payments under leases and the ability to replace cash flows from terminating leases by re-leasing or selling equipment on favorable terms. All of these factors are subject to external economic conditions and the performance by lessees and service providers that are not within our control.

In addition, when lessees default, we may fail to recover all of our equipment, and the equipment we do recover may be returned in damaged condition or to locations where we will not be able to efficiently re-lease or sell the equipment. As a result, we may have to repair and reposition the equipment to other places where we can re-lease or sell it, and we may lose revenue and incur additional operating expenses in repossessing, repositioning and storing the equipment.

We believe that the risk of lessee defaults remains high. Excess vessel capacity over the last several years has led to low ocean freight rates, which has resulted in large financial losses for certain carriers. For example, Hanjin Shipping Co. Ltd (Hanjin), previously the world’s 7th largest container shipping line, declared bankruptcy on August 31, 2016, and a second major shipping line entered into restructuring negotiations with its creditors, which was successfully completed in 2016. We expect excess vessel capacity to persist and freight rates to remain under pressure, which could adversely affect the credit worthiness of our customers. The Hanjin bankruptcy resulted in us recording bad debt expense of $2.5 million and an impairment charge of $2.0 million in 2016. Additional large lessee default could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We maintain insurance to reimburse the Company and third-party investors for customer defaults. The insurance agreements are subject to deductibles of $3.0 million or $3.5 million per occurrence, depending on the customer’s credit rating, and have significant exclusions and, therefore, may not be sufficient to prevent us from suffering material losses. In 2016, we filed a significant insurance claim as a result of the Hanjin bankruptcy. As a result of this claim, and other factors, our level of insurance cover in 2018 is limited to $11.5 million or $12.0 million per occurrence and $18.0 million or $19.0 million in aggregate, depending on the customer’s credit rating. Additional insurance claims made by the Company may result in such insurance not being available to us in the future on commercially reasonable terms, or at all.

We may incur additional asset impairment charges and depreciation expense.

We incurred a charge of $24.5 million in 2015 to impair the carrying value of certain off-lease equipment. Additional asset impairment charges may result from the occurrence of unexpected adverse events or management decisions that impact our estimates of expected cash flows generated from our long-lived assets. We review our long-lived assets for impairment when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. We may be required to recognize additional asset impairment charges in the future as a result of prolonged reductions in demand for specific container types, an extended weak economic environment, persistent challenging market conditions, events related to particular customers or asset type, or as a result of asset or portfolio sale decisions by management. If an asset, or group of assets, is considered to be impaired, it may also indicate that the residual value of the associated equipment type needs to be reduced. We reduced the residual value for 40-foot high cube dry van containers from $1,650 to $1,400 per container, effective July 1, 2016, which resulted in an increase in depreciation expense of $4.4 million and $5.4 million for 2017 and 2016, respectively. If residual values of our rental equipment are lowered further, then our depreciation expense will increase, which would have an adverse impact on our business, financial condition and results of operations.

We derive a substantial portion of our revenue from a limited number of container lessees. The loss of, or reduction in business by, any of these container lessees, or a default from any large container lessee, could result in a significant loss of revenue and cash flow.

We have derived, and believe that we will continue to derive, a significant portion of our revenue and cash flow from a limited number of container lessees. Revenue from our ten largest container lessees represented 65.8% of total revenue for this segment for the year ended December 31, 2017, with revenue from our two largest container lessees accounting for 15.9% and 14.7%, respectively, of container lease revenue, or $37.5 million and $34.7 million, respectively. As our business grows, and as consolidation continues among our shipping line customers, we expect the proportion of revenue generated by our larger customers to continue to increase. Recent consolidation among our major shipping line customers includes Cosco and China Shipping Container Lines in 2016, and between Maersk and Hamburg Süd in 2017.  The loss of such a customer would have a material adverse impact on our business, financial condition, results of operations and cash flows. In addition, a default by any of our largest lessees would result in a major reduction in our leasing revenue, large repossession expenses, potentially large lost equipment charges and a material adverse impact on our performance and financial condition.

Sustained Asian economic, social or political instability could reduce demand for leasing.

Many of our customers are substantially dependent upon shipments of goods exported from Asia. From time to time, there have been economic disruptions, financial turmoil, natural disasters and political instability in this region. If these events were to occur in the future, they could adversely affect our equipment lessees and the general demand for shipping and lead to reduced demand for leased equipment or otherwise adversely affect us. Currently China is transitioning from an export based economy to a domestic demand economy. Any consequent reductions in demand for leased equipment could adversely impact our business, financial condition, results of operations and cash flows.

Consolidation and concentration in the container shipping industry could decrease the demand for leased containers.

We primarily lease containers to container shipping lines. The container shipping lines have historically relied on a large number of leased containers to satisfy their needs. Consolidation of major container shipping lines, such as between Cosco and China Shipping Container Lines in 2016, and between Maersk and Hamburg Süd in 2017, or the creation of additional operating alliances between shipping lines, could create efficiencies and decrease the demand that container shipping lines have for leased containers because they may be able to fulfill a larger portion of their needs through their owned container fleets. It could also create concentration of credit risk if the number of our container lessees decreases due to consolidation. Additionally, large container shipping lines with significant resources could choose to manufacture their own containers, which would decrease their demand for leased containers and could have an adverse impact on our business, financial condition, results of operations and cash flows. Finally, decreased demand from shipping companies for leased containers could also occur due to consolidation caused by the financial failure of container shipping companies, such as the bankruptcy of Hanjin during 2016.

Changes in market price, availability or transportation costs of containers could adversely affect our ability to maintain our supply of containers.

We currently purchase almost all of our containers from manufacturers based in China. If it became more expensive for us to procure containers in China or to transport these units at a low cost from China to the locations where they are needed by our container lessees because of changes in exchange rates between the U.S. Dollar and Chinese Yuan, further consolidation among container suppliers, increased tariffs imposed by the United States or other governments or for any other reason, we may have to seek alternative sources of supply. While we are not currently dependent on any single current manufacturer of our containers, we may not be able to make alternative arrangements quickly enough to meet our container needs, and the alternative arrangements may increase our costs.

It may become more expensive for us to store our off-hire containers.

We are dependent on third-party depot operators to repair and store our equipment in port areas throughout the world. In many of these locations the land occupied by these depots is increasingly being considered as prime real estate. Accordingly, local communities are considering increasing restrictions on depot operations which may increase their costs of operation and in some cases force depots to relocate to sites further from the port areas. Additionally, depots in prime locations may become filled to capacity based on market conditions and may refuse additional containers due to space constraints. This could require us to enter into higher-cost storage agreements with third-party depot operators in order to accommodate our customers’ turn-in requirements and could result in increased costs and expenses for us. If these changes affect a large number of our depots it could significantly increase the cost of maintaining and storing our off-hire containers.

We face extensive competition in the equipment leasing industry.

We may be unable to compete favorably in the highly competitive equipment leasing business. We compete with a number of major leasing companies, many smaller lessors, manufacturers of equipment, companies and financial institutions offering finance leases, promoters of equipment ownership and leasing as a tax-efficient investment, container shipping lines, which sometimes lease their excess container stocks, and suppliers of alternative types of containers for freight transport. Some of these competitors have greater financial resources and access to capital than we do. Additionally, some of these competitors may have large, underutilized inventories of equipment, which could lead to significant downward pressure on per diem rates, margins and prices of equipment.

Our business requires large amounts of working capital to fund our operations. We are aware that some of our competitors have had ownership changes and there has been consolidation in the industry in recent years. As a consequence, these competitors may have greater resources available to aggressively seek to expand their market share. This could include offering lease rates with which we may not be able to effectively compete. We may not be able to compete successfully against these competitors.

Competition among equipment leasing companies depends upon many factors, including, among others, per diem rates; lease terms, including lease duration, drop-off restrictions and repair provisions; customer service; and the location, availability, quality and individual characteristics of equipment units. The highly competitive nature of our industry may reduce lease rates and margins and undermine our ability to maintain our current level of container utilization or achieve our growth plans.

The international nature of our business exposes us to numerous risks.

Our ability to enforce lessees’ obligations will be subject to applicable law in the jurisdiction in which enforcement is sought. As containers are predominantly located on international waterways, it is not possible to predict, with any degree of certainty, the jurisdictions in which enforcement proceedings may be commenced. For example, repossession from defaulting lessees may be difficult and more expensive in jurisdictions in which laws do not confer the same security interests and rights to creditors and lessors as those in the United States and in jurisdictions where recovery of containers from defaulting lessees is more cumbersome. As a result, the relative success and expedience of enforcement proceedings with respect to containers in various jurisdictions cannot be predicted.

We are also subject to risks inherent in conducting business across national boundaries, any one of which could adversely impact our business. These risks include:

•	regional or local economic downturns;

•	changes in governmental policy or regulation;

•	restrictions on the transfer of funds into or out of the countries in which we operate;

•	value-added tax and other sales-type taxes which could result in additional costs to us if they are not properly collected or paid;

•	domestic and foreign customs and tariffs;

•	international incidents;

•	war, hostilities, terrorist attacks, piracy, or the threat of any of these events;

•	government instability;

•	nationalization of foreign assets;

•	government protectionism;

•	compliance with export controls, including those of the U.S. Department of Commerce;

•	compliance with import procedures and controls, including those of the U.S. Department of Homeland Security;

•	consequences from changes in tax laws, including tax laws pertaining to container investors;

•	potential liabilities relating to foreign withholding taxes;

•	labor or other disruptions at key ports;

•	difficulty in staffing and managing widespread operations; and

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions.

One or more of these factors could impair our current or future international operations and, as a result, harm our overall business, financial condition, results of operations and cash flows.

We may incur costs associated with new security regulations, which may adversely affect our business, financial condition and results of operations.

We may be subject to regulations promulgated in various countries, including the United States, seeking to protect the integrity of international commerce and prevent the use of equipment for international terrorism or other illicit activities. For example, the Container Security Initiative, the Customs-Trade Partnership Against Terrorism and Operation Safe Commerce are among the programs administered by the U.S. Department of Homeland Security that are designed to enhance security for cargo moving throughout the international transportation system by identifying existing vulnerabilities in the supply chain and developing improved methods for ensuring the security of containerized cargo entering and leaving the United States. Moreover, the International Convention for Safe Containers, 1972 (CSC), as amended, adopted by the International Maritime Organization, applies to new and existing containers and seeks to maintain a high level of safety of human life in the transport and handling of containers by providing uniform international safety regulations. As these regulations develop and change, we may incur compliance costs due to the acquisition of new, compliant equipment and/or the adaptation of existing equipment to meet new requirements imposed by such regulations. Additionally, certain companies are currently developing or may in the future develop products designed to enhance the security of equipment transported in international commerce. Regardless of the existence of current or future government regulations mandating the safety standards of intermodal shipping equipment, our competitors may adopt such products or our equipment lessees may require that we adopt such products. In responding to such market pressures, we may incur increased costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We operate in numerous tax jurisdictions and a taxing authority within any of these jurisdictions may challenge our operating structure which could result in additional taxes, interest and penalties that could materially impact our financial conditions and our future financial results.

We have implemented a number of structural changes with respect to our Company and its domestic and international subsidiaries in an effort to reduce our income tax obligations in countries in which we operate. There can be no assurance that our tax structure and the amount of taxes we pay in any of these countries will not be challenged by the taxing authorities in the countries in which we operate. If the tax authorities challenge our tax positions or the amount of taxes paid for the purchase, lease or sale of equipment in each jurisdiction in which we operate, we could incur substantial expenses associated with defending our tax position as well as expenses associated with the payment of any additional taxes, penalties and interest that may be imposed on us. The payment of these amounts could have an adverse material effect on our business, financial condition, results of operations and cash flows.

Environmental liability may adversely affect our business and financial condition.

We are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants to air, ground and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines and costs arising out of third-party claims for property or natural resource damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with our or our lessees’ current or historical operations. Under some environmental laws in the United States and certain other countries, the owner or operator of a container may be liable for environmental damage, cleanup or other costs in the event of a spill or discharge of material from a container without regard to whether or not the spill or discharge was the fault of the owner or operator. While we typically maintain liability insurance and typically require lessees to provide us with indemnity against certain losses, insurance coverage may not be sufficient, or available, to protect against any or all liabilities and such indemnities may not be sufficient to protect us against losses arising from environmental damage. Moreover, our lessees may not have adequate resources, or may refuse to honor their indemnity obligations and our insurance coverage is subject to large deductibles, coverage limits and significant exclusions.

Many countries, including the United States, restrict, prohibit or otherwise regulate the use of chemical refrigerants due to their ozone depleting and global warming effects. Our refrigerated containers currently use R134A or 404A refrigerant. While R134A and 404A do not contain CFCs (which have been restricted since 1995), the European Union has instituted regulations beginning in 2011 to phase out the use of R134A in automobile air conditioning systems due to concern that the release of R134A into the atmosphere may contribute to global warming. While the European Union regulations do not currently restrict the use of R134A or 404A in refrigerated containers or trailers, it has been proposed that, beginning in 2025, R134A and 404A usage in refrigerated containers will be banned, although the final decision has not yet been made. Further, certain manufacturers of refrigerated containers, including the largest manufacturer of cooling machines for refrigerated containers, have begun testing units that utilize alternative refrigerants, such as carbon dioxide, that may have less global warming potential than R134A and 404A. If future regulations prohibit the use or servicing of containers using R134A or 404A refrigerants, we could be forced to incur large retrofitting expenses. In addition, refrigerated containers that are not retrofitted may become difficult to lease, command lower rental rates and disposal prices, or may have to be scrapped.

Before 2010, foam insulation in the walls of intermodal refrigerated containers required the use of a blowing agent that contained hydrochlofluorcarbons (CFCs, specifically HCFC-141b). Since 2010, our manufacturers have phased out the use of this blowing agent in the manufacturing process, replacing that blowing agent with cyclopentane, which contains no CFCs. However, we may still have intermodal refrigerated containers in our fleet that used HCFC-141b in their production. The European Union (EU) prohibits the import and the placing on the market in the EU of intermodal containers with insulation made with HCFC-141b (EU Regulation). However, the European Commission has recognized that notwithstanding its regulation, under international conventions governing free movement of intermodal containers, the use of such intermodal refrigerated containers admitted into EU countries on temporary customs admission should be permitted. Each country in the EU has its own individual and different regulations to implement the EU Regulation. We have procedures in place that we believe comply with the EU and country regulations. However, if such intermodal refrigerated containers exceed their temporary customs admission period and/or their custom admissions status changes (e.g., should such container be off-hired) and such intermodal refrigerated containers are deemed placed on the market in the EU, or if our procedures are deemed not to comply with EU or a country’s regulation, we could be subject to fines and penalties. Also, if future international conventions or regulations prohibit the use or servicing of containers with foam insulation that utilized this blowing agent during the manufacturing process, we could be forced to incur large retrofitting expenses and those containers that are not retrofitted may become more difficult to lease and command lower rental rates and disposal prices.

An additional environmental concern affecting our operations relates to the construction materials used in our dry containers. The floors of dry containers are plywood, usually made from tropical hardwoods. Due to concerns regarding the de-forestation of tropical rain forests and climate change, many countries which have been the source of these hardwoods have implemented severe restrictions on the cutting and export of these woods. Accordingly, container manufacturers have switched a significant portion of production to more readily available alternatives such as birch, bamboo, and other farm grown wood species. Container users are also evaluating alternative designs that would limit the amount of plywood required and are also considering possible synthetic materials to replace the plywood. These new woods or other alternatives have not proven their durability over the typical 10 to 15 year life of a dry container, and if they cannot perform as well as the hardwoods have historically, the future repair and operating costs for these containers could be significantly higher and the useful life of the containers may be decreased.

Use of counterfeit and improper refrigerant in refrigeration machines for refrigerated containers could result in irreparable damage to the refrigeration machines, death or personal injury, and materially impair the value of our refrigerated container fleet.

There are reports of counterfeit and improper refrigerant gas being used to service refrigeration machines. The use of this counterfeit gas has led to the explosion of several refrigeration machines within the industry. A small number of these incidents have resulted in personal injury or death and, in all cases, the counterfeit gas has led to irreparable damage to the refrigeration machines.

A testing procedure has been developed and approved by the IICL to determine whether counterfeit gas has been used to service a refrigeration machine.  These tests are carried out on our refrigeration machines when they are off-hired and returned to a depot.  If such tests are not proven safe and effective or if the use of such counterfeit and improper refrigerant is more widespread than currently believed, the value of our refrigerated container fleet and our ability to lease refrigerated containers could be materially impaired and could therefore have a material adverse effect on our business, financial condition, results of operations and cash flows.

Certain liens may arise on our equipment.

Depot operators, repairmen and transporters may come into possession of our equipment from time to time and have sums due to them from lessees or sub-lessees of equipment. In the event of nonpayment of those charges by lessees or sub-lessees, we may be delayed in, or entirely barred from, repossessing equipment, or be required to make payments or incur expenses to discharge liens on our equipment.

The lack of an international title registry for containers increases the risk of ownership disputes.

There is no internationally recognized system of recordation or filing to evidence our title to containers nor is there an internationally recognized system for filing security interests in containers. Although we have not incurred material problems with respect to this lack of an internationally recognized system, the lack of an international title recordation system for containers could result in disputes with lessees, end-users, or third parties who may improperly claim ownership of the containers.

Risks Related to Railcar Leasing

Weak economic conditions, financial market volatility, and other factors may decrease customer demand for our assets and services and negatively impact our business and results of operations.

We rely on continued demand from our customers to lease our railcars. Demand for railcars depends on the markets for our customers’ products and services and the strength and growth of their businesses. Some of our customers operate in cyclical markets, such as the steel, chemical, energy and construction industries, which are susceptible to macroeconomic downturns and may experience significant changes in demand over time. Weakness in certain sectors of the economy in the United States and other parts of the world may make it more difficult for us to lease certain types of railcars that are either returned at the end of a lease term or returned as a result of a customer bankruptcy or default.  We have experienced continued weakness in macroeconomic conditions in the railcar business over the last year.

In many cases, demand for our assets also depends on our customers’ desire to lease, rather than buy, the assets. Tax and accounting considerations, interest rates, and operational flexibility, among other factors, may influence a customer’s decision to lease or buy assets. We have no control over these external considerations, and changes in these factors, including potential changes to lease accounting rules, could negatively impact demand for our assets held for lease.

Additional factors, such as changes in harvest or production volumes, changes in supply chains, choices in types of transportation assets, availability of substitutes and other operational needs may also influence customer demand for our assets. Significant declines in customer demand for our assets and services or continued weakness in macroeconomic conditions in the railcar business could adversely affect our financial performance.

We may be unable to maintain assets on lease at satisfactory rates.

Our profitability depends on our ability to lease railcars at satisfactory rates, sell railcars, and to re-lease railcars upon lease expiration. Circumstances such as economic downturns, changes in customer behavior, excess capacity in particular railcar types or generally in the marketplace, or other changes in supply or demand can adversely affect asset utilization rates and lease rates. Economic uncertainty or a decline in customer demand for our railcars could cause customers to request shorter lease terms and lower lease rates, which may result in a decrease in our asset utilization rate and reduced revenues. Alternatively, customers may seek to lock-in relatively low lease rates for longer terms, which may result in an adverse impact on current or future revenues.

We enter long-term railcar purchase commitments that could subject us to material operational and financial risks.

In order to obtain committed access to a supply of newly built railcars on competitive terms, we sometimes enter into long-term supply agreements with manufacturers to purchase significant numbers of newly built railcars over a multi-year period. In many cases, we cannot cancel or materially reduce our orders under these purchase commitments. If economic conditions weaken during the term of a long-term supply agreement, it is possible that we may be required to continue to accept delivery of, and pay for, new railcars at times when it may be difficult for us to lease such railcars and our financing costs may be high, which could negatively affect our revenues and profitability. For example, in 2015 we entered into a multi-year railcar order (the “Agreement”) with a railcar manufacturer to purchase 2,000 new railcars. In 2017, we entered into an amendment to the Agreement, by which we modified the type of railcars yet to be delivered as of the date of the amendment. As of December 31, 2017, 1,267 railcars had been delivered under the Agreement; the remaining 733 railcars are to be delivered in 2018 at a cost of $78.5 million. Due to a weak and highly competitive railcar leasing environment, 598 of these cars currently remain off-lease. We intend to place all of these railcars on multi-year leases, but if we are not able to do so at rates that are sufficient to earn a return on our investment, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A significant and sustained decrease in the price of crude oil and related products could reduce customer demand for our railcars.

Demand for railcars that are used to transport commodities used in drilling operations, including frac sand, is dependent on the demand for these commodities. Sustained low oil prices could cause oil producers to curtail the drilling of new wells or cease production at certain existing wells that are uneconomical to operate at current crude price levels. Reduced oil drilling activity could result in decreased demand for our railcars used to transport the commodities used in drilling operations, such as frac sand.

Changes in railroad efficiency may adversely affect demand for our railcars.

Railroad infrastructure investments that improve efficiency or declines in rail traffic due to decreased demand could increase the average speed at which railroads can operate their trains, which may reduce the number of railcars needed for railroads to haul the same amount of cargo. Adverse weather conditions, railroad mergers, and increase in rail traffic could result in slower transit times making rail transportation less attractive to shippers versus other modes of transport. In each case, these changes could reduce demand for our railcars and negatively impact revenue and our result of operations.

A significant decrease in lease renewals by our customers could negatively impact operations and substantially increase our costs.

Decreases in customer demand for our railcars could increase the number of leases that are not renewed upon expiration, resulting in the early return of railcars. Railcars that are returned by our customers often must undergo maintenance and service work before being leased to new customers. A significant increase in the number of railcars requiring maintenance may negatively affect our operations and substantially increase maintenance and other related costs. In addition, low demand for certain types of railcars in our fleet may make those railcars more difficult to lease to new customers if they are returned at the end of their existing leases or following a customer default, which could negatively affect our results of operations.

Our rail operations are subject to various laws, rules, and regulations. If these laws, rules, and regulations change or we fail to comply with them, it could have a significant negative effect on our business and profitability.

Our rail operations are subject to various laws, rules, and regulations administered by authorities in jurisdictions where we do business. In the United States, our railcar fleet is subject to safety, operations, maintenance, and mechanical standards, rules, and regulations enforced by various federal and state agencies and industry organizations, including the U.S. Department of Transportation, the Federal Railroad Administration, and the Association of American Railroads. State agencies regulate some health and safety matters related to rail operations not otherwise preempted by federal law. Our business and railcar fleet may be adversely impacted by new rules or regulations, or changes to existing rules or regulations, which could require additional maintenance or substantial modification or refurbishment of our railcars, or could make certain types of railcars inoperable or obsolete or require them to be phased out prior to the end of their useful lives. In addition, violations of these rules and regulations can result in substantial fines and penalties, including potential limitations on operations or forfeitures of assets.

We are subject to extensive environmental regulations and the costs of remediation may be material.

We are subject to extensive federal, state, and local environmental laws and regulations concerning, among other things, the discharge of hazardous materials. Under some environmental laws in the United States, the owner of a leased railcar may be liable for environmental damage, cleanup or other costs in the event of a spill or discharge of material from a railcar without regard to the owner’s fault. We routinely assess environmental liabilities, including our potential obligations and the possible amount of recoveries from other responsible parties. Due to the regulatory complexities and the potential liability for the operations of our lessees, it is possible environmental and remediation costs could adversely affect our financial performance.

We may incur future asset impairment charges.

We review long-lived assets for impairment regularly, or when circumstances indicate the carrying value of an asset or investment may not be recoverable. Among other circumstances, the following may change our estimates of the cash flows we expect our long-lived assets will generate, which could require us to recognize asset impairment charges:

•	a weak economic environment or challenging market conditions;

•	new laws, rules or regulations affecting our assets, or changes to existing laws, rules or regulations;

•	events related to particular customers or asset types; and

•	asset portfolio sale decisions by management.

Our assets may become obsolete.

In addition to changes in laws, rules, and regulations that may make assets obsolete, changes in the preferred method our customers use to ship their products, changes in demand for particular products, or a shift by customers toward purchasing assets rather than leasing them may adversely impact us. Our customers' industries are driven by dynamic market forces and trends, which are influenced by economic and political factors. Changes in our customers' markets may significantly affect demand for our rail assets. A reduction in customer demand or change in customers' preferred method of product transportation could result in the economic obsolescence of the assets leased by those customers.

Competition could result in decreased profitability.

We operate in a highly competitive business environment. In certain cases, our competitors are larger than we are and have greater financial resources, higher credit ratings, and a lower cost of capital. In addition, we compete against railcar manufacturers that have leasing subsidiaries. These factors may enable our competitors to offer leases to customers at lower rates than we can provide, thus negatively impacting our profitability, asset utilization and investment volume.

We derive a substantial portion of our revenue from a limited number of railcar lessees. The loss of, or reduction in business by, any of these railcar lessees, or a default from any large railcar lessee, could result in a significant loss of revenue and cash flow.

We have derived, and believe that we will continue to derive, a significant portion of our revenue and cash flow from a limited number of railcar lessees. Revenue from our ten largest railcar lessees represented 47.8% of total revenue for this segment for the year ended December 31, 2017. The loss of such customers would have a material adverse impact on our business, financial condition, results of operations and cash flows. In addition, a default by any of our largest railcar lessees would result in a major reduction in our leasing revenue, large repossession expenses, potentially large lost equipment charges and a material adverse impact on our performance and financial condition.

Lessee defaults may adversely affect our business, results of operations and financial condition by decreasing revenue and increasing storage, repositioning, collection and recovery expenses.

Our railcar equipment is leased to numerous lessees. Lessees are required to pay rent and indemnify us for damage to or loss of equipment. Lessees may default in paying rent and performing other obligations under their leases. A delay or diminution in amounts received under the leases, or a default in the performance of maintenance or other lessee obligations under the leases could adversely affect our business, financial condition, results of operations and cash flows and our ability to make payments on our debt.

Our cash flows from railcar equipment, principally railcar rental revenue, are affected significantly by the ability to collect payments under leases and the ability to replace cash flows from terminating leases by re-leasing or selling equipment on favorable terms. All of these factors are subject to external economic conditions and the performance by lessees and service providers that are not within our control.

In addition, when lessees default, we may fail to recover all of our equipment, and the equipment we do recover may be returned in damaged condition or to locations where we will not be able to efficiently re-lease or sell the equipment. As a result, we may have to repair and reposition the equipment to other places where we can re-lease or sell it, and we may lose revenue and incur additional operating expenses in repossessing, repositioning and storing the equipment.

We maintain insurance to reimburse the Company for customer defaults. The insurance agreements are subject to deductibles of $3.0 million or $3.5 million per occurrence, depending on the customer’s credit rating, and have significant exclusions and, therefore, may not be sufficient to prevent us from suffering material losses. Our level of insurance cover in 2018 is limited to $11.5 million or $12.0 million per occurrence and $18.0 million and $19.0 million in aggregate, depending on the customer’s credit rating. Additional insurance claims made by the Company may result in such insurance not being available to us in the future on commercially reasonable terms, or at all.

Certain liens may arise on our equipment.

Depot operators and repairmen may come into possession of our equipment from time to time and have sums due to them from lessees or sub-lessees of equipment. In the event of nonpayment of those charges by lessees or sub-lessees, we may be delayed in, or entirely barred from, repossessing equipment, or be required to make payments or incur expenses to discharge liens on our equipment.

Risk Related to Logistics

Because we depend on railroads for our operations, our operating results and financial condition are likely to be adversely affected by any reduction or deterioration in rail service.

We depend on the major railroads in the United States for virtually all of the intermodal services we provide. In many markets, rail service is limited to one or two railroads. Consequently, a reduction in, or elimination of, rail service to a particular market is likely to adversely affect our ability to provide intermodal transportation services to some of our customers. In addition, the railroads are relatively free to adjust shipping rates up or down as market conditions permit. Rate increases would result in higher intermodal transportation costs, reducing the attractiveness of intermodal transportation compared to truck or other transportation modes, which could cause a decrease in demand for our services. Further, our ability to continue to expand our intermodal transportation business is dependent upon the railroads’ ability to increase capacity for intermodal freight and provide consistent and reliable service. Our business could also be adversely affected by a work stoppage at one or more railroads or by adverse weather conditions or other factors that hinder the railroads’ ability to provide reliable transportation services. In the past, there have been service issues when railroads have merged. As a result, we cannot predict what effect, if any, further consolidations among railroads may have on intermodal transportation services or our results of operations.

Because our relationships with the major railroads are critical to our ability to provide intermodal transportation services, our business may be adversely affected by any change to those relationships.

We have important relationships with certain major U.S. railroads. To date, the railroads have chosen to rely on us, other IMCs and other intermodal competitors to market their intermodal services rather than fully developing their own marketing capabilities. If one or more of the major railroads were to decide to reduce their dependence on us, the volume of intermodal shipments we arrange would likely decline, which could adversely affect our results of operations and financial condition.

Because we rely on drayage companies in our intermodal operations, our ability to expand our business or maintain our profitability may be adversely affected by a shortage of drivers and drayage capacity.

In certain markets we serve, we use third-party drayage companies for pickup and delivery of some or all of our intermodal containers. Most drayage companies operate relatively small fleets and have limited access to capital for fleet expansion. In some of our markets, there are a limited number of drayage companies that can meet our quality standards. This could limit our ability to expand our intermodal business or require us to establish more of our own drayage operations in some markets, which could increase our operating costs and could adversely affect our profitability and financial condition. Also, the trucking industry periodically experiences a shortage of available drivers, which may limit the ability of third-party drayage companies to expand their fleets. This shortage also may require them to increase drivers’ compensation, thereby increasing our cost of providing drayage services to our customers. Therefore, the driver shortage could also adversely affect our profitability and limit our ability to expand our intermodal business.

Because we depend on trucking companies for our truck brokerage services, our ability to maintain or expand our truck brokerage business may be adversely affected by a shortage of trucking capacity.

We depend upon various third-party trucking companies for the transportation of our customers’ loads. Particularly during periods of economic expansion, trucking companies may be unable to expand their fleets due to capital constraints or chronic driver shortages, and these trucking companies also may raise their rates. If we face insufficient capacity among our third-party trucking companies, we may be unable to maintain or expand our truck brokerage business. Also, we may be unable to pass rate increases on to our customers, which could adversely affect our profitability.

Our results of operations are susceptible to changes in general economic conditions and cyclical fluctuations.

Economic recession, customers’ business cycles, changes in fuel prices and supply, interest rate fluctuations, increases in fuel or energy taxes and other general economic factors affect the demand for transportation services and the operating costs of railroads, trucking companies and drayage companies. We have little or no control over any of these factors or their effects on the transportation industry. Increases in the operating costs of railroads, trucking companies or drayage companies can be expected to result in higher freight rates. Our operating margins could be adversely affected if we were unable to pass through to our customers the full amount of higher freight rates. Economic recession or a downturn in customers’ business cycles also may have an adverse effect on our results of operations and growth by reducing demand for our services. Therefore, our results of operations, like the entire freight transportation industry, are cyclical and subject to significant period-to-period fluctuations.

Relatively small increases in our transportation costs that we are unable to pass through to our customers are likely to have a significant effect on our gross margin and operating income.

Because transportation costs represent such a significant portion of our costs, even relatively small increases in these transportation costs, if we are unable to pass them through to our customers, are likely to have a significant effect on our gross margin and operating income.

The transportation industry is subject to government regulation, and regulatory changes could have a material adverse effect on our operating results or financial condition.

We are licensed by the Department of Transportation as freight brokers. The Department of Transportation prescribes qualifications for acting in this capacity, including surety bond requirements. As freight brokers, we may become subject to new or more restrictive regulations relating to new laws and regulations specific to legal liability, such as motor carriers are today. Future laws and regulations may be more stringent and require changes in operating practices, influence the demand for transportation services or increase the cost of providing transportation services, any of which could adversely affect our business and results of operations.

We are not able to accurately predict how new governmental laws and regulations, or changes to existing laws and regulations, will affect the transportation industry generally, or us in particular. Although government regulation that affects us and our competitors may simply result in higher costs that can be passed along to customers, that may not be the case.

Our operations may be subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

From time to time, we arrange for the movement of hazardous materials at the request of our customers. As a result, we may be subject to various environmental laws and regulations relating to the handling of hazardous materials. If we are involved in a spill or other accident involving hazardous materials, or if we are found to be in violation of applicable laws or regulations, we could be subject to substantial fines or penalties and to civil and criminal liability, any of which could have an adverse effect on our business and results of operations.

We derive a significant portion of our logistics revenue from our largest customers and the loss of several of these customers could have a material adverse effect on our revenue and business.

Revenue from our ten largest customers represented 39.7% of total revenue for this segment for the year ended December 31, 2017. A reduction in or termination of our services by such customers could have a material adverse effect on our revenue and business.

Our obligation to pay our carriers is not contingent upon receipt of payment from our clients, and we extend credit to certain clients as part of our business model.

In most cases, we take full risk of credit loss for the transportation services we procure from carriers. Our obligation to pay our carriers is not contingent upon receipt of payments from our clients. If any of our key clients fail to pay for our services, our profitability would be negatively impacted.

We extend credit to certain clients in the ordinary course of business as part of our business model. By extending credit, we increase our exposure to uncollected receivables. A deterioration in the global or domestic economy could drive an increase in business failures, downsizing and delinquencies, which could cause an increase in our credit risk. If we fail to monitor and manage effectively any increased credit risk, our immediate and long-term liquidity may be adversely affected.

An economic downturn could materially adversely affect our business.

Our operations and performance depend significantly on economic conditions. Uncertainty about global economic conditions poses a risk as consumers and businesses may postpone spending in response to tighter credit, negative financial news and/or declines in income, which could have a material negative effect on demand for transportation services. We are unable to predict the likely duration and severity of disruptions in the financial markets and adverse global economic conditions. If economic conditions deteriorate, our business and results of operations could be materially and adversely affected. Other factors that could influence demand include fluctuations in fuel costs, labor costs, consumer confidence, and other macroeconomic factors affecting consumer spending behavior. There could be a number of follow-on effects from a credit crisis on our business, including the insolvency of key transportation providers and the inability of our customers to obtain credit to finance development and/or manufacture products resulting in a decreased demand for transportation services. Our revenues and gross margins are dependent upon this demand, and if demand for transportation services declines, our revenues and gross margins could be adversely affected.

Continued weakness in the logistics business could have an adverse effect on our overall business, results of operations and financial condition, and may require us to record an impairment charge with respect to the assets relating to our logistics business.

We have recently reported losses in our logistics business.  Continued weakness or other disruptions in the logistics segment could have a material adverse effect on our overall business, results of operations or financial condition, and could require us to record impairment charges in the future with respect to the assets relating to our logistics business.  Any impairment charge would result in an immediate reduction to our earnings in the period in which the charge is taken, which could have a material adverse effect on our results of operations and financial condition.

General Business Risks

Our level of indebtedness reduces our financial flexibility and could impede our ability to operate.

We have a significant amount of indebtedness and we intend to borrow additional amounts under our credit facilities to purchase equipment and make acquisitions and other investments. We expect that we will maintain a significant amount of indebtedness on an ongoing basis. As of December 31, 2017, our total outstanding debt was $1,714.5 million. Interest expense on such debt will be $13.3 million per quarter for 2018, assuming floating interest rates remain consistent with those as of December 31, 2017. There is no assurance that we will be able to refinance our outstanding indebtedness when it becomes due, or, if refinancing is available, that it can be obtained on terms that we can afford.

Some of our credit facilities require us to pay a variable rate of interest, which will increase or decrease based on variations in certain financial indexes, and increases in interest rates can significantly decrease our profits. We do not have any hedge or similar contracts that would protect us against changes in interest rates.

The amount of our indebtedness could have important consequences for us, including the following:

•
requiring us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, thereby reducing funds available for operations, future business opportunities and other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•
making it more difficult for us to satisfy our debt obligations, and any failure to comply with such obligations, including financial and other restrictive covenants, could result in an event of default under the agreements governing such indebtedness, which could lead to, among other things, an acceleration of our indebtedness or foreclosure on the assets securing our indebtedness, which could have a material adverse effect on our business, financial condition, results of operations and cash flows;

•	making it difficult for us to pay dividends on, or repurchase, our common stock;

•	placing us at a competitive disadvantage compared to our competitors having less debt;

•	limiting our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes; and

•	increasing our vulnerability to general adverse economic and industry conditions, including changes in interest rates.

We may not generate sufficient cash flow from operations to service and repay our debt and related obligations and have sufficient funds left over to achieve or sustain profitability in our operations, meet our working capital and capital expenditure needs or compete successfully in our industry.

We will require a significant amount of cash to service and repay our outstanding indebtedness and our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and repay our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. As of December 31, 2017, our total outstanding debt was $1,714.5 million. Interest expense on such debt will be $13.3 million per quarter in 2018, assuming floating interest rates remain consistent with those at December 31, 2017. These amounts will increase to the extent we borrow additional funds and if interest rates increase. It is possible that:

•	our business will not generate sufficient cash flow from operations to service and repay our debt and to fund working capital requirements and planned capital expenditures;

•	future borrowings will not be available under our current or future credit facilities in an amount sufficient to enable us to refinance our debt; or

•	we will not be able to refinance any of our debt on commercially reasonable terms or at all.

Our credit facilities impose, and the terms of any future indebtedness may impose, significant operating, financial and other restrictions on us and our subsidiaries.

Restrictions imposed by our credit facilities or other indebtedness will limit or prohibit, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends on or redeem or repurchase our stock;

•	enter into new lines of business;

•	issue capital stock of our subsidiaries (except to the Company);

•	make loans and certain types of investments;

•	create liens;

•	sell certain assets or merge with or into other companies;

•	enter into certain transactions with stockholders and affiliates; and

•	restrict dividends, distributions or other payments from our subsidiaries.

These restrictions could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities. A breach of any of these restrictions, including a breach of financial covenants, could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and fees, to be immediately due and payable and proceed against any collateral securing that indebtedness, which would constitute substantially all of our equipment assets.

Security breaches and other disruptions could compromise our information technology systems and expose us to a liability, which could have a material adverse effect on our business, results of operations and our reputation.

In the ordinary course of business, we collect and store sensitive data on our systems and networks, including our proprietary business information and that of our customers and suppliers, and personally identifiable information of our customers and employees. The secure storage, processing, maintenance and transmission of this information is critical to our operations. Despite security measures we employ, our information technology systems and networks may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks. Any breach of our network may result in the loss of valuable business data, misappropriation of our consumers’ or employees’ personal information, or a disruption of our business. Despite our existing security procedures and controls, if our network becomes compromised, it could give rise to unwanted media attention, materially damage our customer relationships, harm our business, our reputation, and our financial results, which could result in fines or lawsuits, and may increase the costs we incur to protect against such information security breaches, such as increased investment in technology, the costs of compliance with consumer protection laws, and costs resulting from consumer fraud.

We are subject to legislative, regulatory, and legal developments involving taxes.

Taxes are a significant part of our expenses. We are subject to U.S. federal, state, and foreign income, payroll, property, sales and use, fuel, and other types of taxes. Changes in tax rates, such as those included in the recently enacted U.S. Tax Cuts and Jobs Act, enactment of new tax laws, revisions of tax regulations, and claims or litigation with taxing authorities could result in a material effect to our results of operations, financial condition, and liquidity. Higher tax rates could have a material adverse effect on our results of operations, financial condition, and liquidity.

Actual or threatened terrorist attacks, efforts to combat terrorism, or the outbreak of war and hostilities could negatively impact our operations and profitability and may expose us to liability.

Terrorist attacks and the threat of such attacks have contributed to economic instability in the United States and elsewhere, and further acts or threats of terrorism, violence, war or hostilities could similarly affect world trade and the industries in which we and our customers operate. In addition, terrorist attacks or hostilities may directly impact ports, depots, our facilities or those of our suppliers or customers, and could impact our sales and our supply chain. A severe disruption to the worldwide ports system and flow of goods could result in a reduction in the level of international trade and lower demand for our equipment or services. Any of these events could also negatively affect the economy and consumer confidence, which could cause a downturn in the transportation industry. The consequence of any terrorist attacks or hostilities are unpredictable, and we may not be able to foresee events that could have an adverse effect on our operations

It is also possible that our equipment could be involved in a terrorist attack. Although our lease agreements require our lessees to indemnify us against all damages arising out of the use of our containers, and we carry insurance to potentially offset any costs in the event that our customer indemnifications prove to be insufficient, our insurance does not cover certain types of terrorist attacks, and we may not be fully protected from liability of the reputational damage that could arise from a terrorist attack which utilizes one of our containers.

Our operations could be affected by natural or man-made events in the locations in which we or our customers or suppliers operate.

We have operations in locations subject to severe weather conditions, natural disasters, the outbreak of contagious disease, or man-made incidents such as chemical explosions, any of which could disrupt our operations. In addition, our suppliers and customers also have operations in such locations. For example, in 2015, a chemical explosion and fire in the port of Tianjin, China damaged or destroyed a small number of our containers and disrupted operations in the port. Similarly, outbreaks of pandemic or contagious diseases, such as H1N1 (swine) flu and the Ebola virus, could significantly reduce the demand for international shipping or could prevent our containers from being discharged in the affected areas or in other locations after having visited the affected areas. Any future natural or man-made disasters or health concerns in the world where we have business operations could lead to disruption of the regional and global economies, which could result in a decrease in demand for leased containers.

We may be affected by market or regulatory responses to climate change.

Changes in laws, rules, and regulations, or actions by authorities under existing laws, rules, or regulations, to address greenhouse gas emissions and climate change could negatively impact our customers and business. For example, restrictions on emissions could significantly increase costs for our customers whose production processes require significant amounts of energy. Customers' increased costs could reduce their demand to lease our assets. Potential consequences of laws, rules, or regulations addressing climate change could have an adverse effect on our financial position, results of operations, and cash flows.

Our business could be adversely affected by strikes or work stoppages by draymen, truckers, port workers and railroad workers.

There has been labor unrest, including strikes and work stoppages, among workers at various transportation providers and in industries affecting the transportation industry, such as port workers. We could lose business due to any significant work stoppage or slowdown and, if labor unrest results in increased rates for transportation providers such as draymen, we may not be able to pass these cost increases on to our customers. Strikes among longshoremen and clerical workers at ports in the past few years have slowed down the ports for a time, creating a major impact on the transportation industry. Work stoppages occurring among owner-operators in a specific market have increased our operating costs periodically over the past several years. In the past several years, there have been strikes involving railroad workers. Future strikes by railroad workers in the United States, Canada or anywhere else that our customers’ freight travels by railroad would impact our operations. Any significant work stoppage, slowdown or other disruption involving ports, railroads, truckers or draymen could adversely affect our business and results of operations.

Our senior executives are critical to the success of our business and our inability to retain them or recruit new personnel could adversely affect our business.

Most of our senior executives and other management-level employees have over fifteen years of industry experience. We rely on this knowledge and experience in our strategic planning and in our day-to-day business operations. Our success depends in large part upon our ability to retain our senior management, the loss of one or more of whom could have a material adverse effect on our business, financial condition, results of operations and cash flows. Our success also depends on our ability to retain our experienced sales force and technical personnel as well as recruiting new skilled sales, marketing and technical personnel. Competition for these individuals in our industry is intense and we may not be able to successfully recruit, train or retain qualified personnel. If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new equipment lessees and provide acceptable levels of customer service could suffer.

We rely on our information technology systems to conduct our business. If these systems fail to adequately perform their functions, or if we experience an interruption in their operation, our business, results of operations and financial prospects could be adversely affected.

The efficient operation of our business is highly dependent on our information technology systems. We rely on our systems to track transactions, such as repair and depot charges and changes to book value, and movements associated with each of our owned or managed equipment units. We use the information provided by our systems in our day-to-day business decisions in order to effectively manage our lease portfolio and improve customer service. We also rely on them for the accurate tracking of the performance of our managed fleet for each third-party investor, and the tracking and billing of logistics moves. The failure of our systems to perform as we expect could disrupt our business, adversely affect our financial condition, results of operations and cash flows and cause our relationships with lessees and third-party investors to suffer. In addition, our information technology systems are vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power loss and computer systems failures, unauthorized breach and viruses. Any such interruption could have a material adverse effect on our business, reputation, results of operations and financial prospects.

As a U.S. corporation, we are subject to U.S. Executive Orders and U.S. Treasury Sanctions Regulations regarding doing business in or with certain nations and specially designated nationals.

As a U.S. corporation, we are subject to U.S. Executive Orders and U.S. Treasury Sanctions Regulations restricting or prohibiting business dealings in or with certain nations and with certain specially designated nationals (individuals and legal entities). Any determination that we have violated such Executive Orders and U.S. Treasury Sanctions Regulations could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As a U.S. corporation, we are subject to the Foreign Corrupt Practices Act, and a determination that we violated this act may affect our business and operations adversely.

As a U.S. corporation, we are subject to the regulations imposed by the Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that we have violated the FCPA could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A failure to comply with export control or economic sanctions laws and regulations could have a material adverse effect on our business, results of operations or financial condition. We may be unable to ensure that our agents and/or customers comply with applicable sanctions and export control laws.

We face several risks inherent in conducting our business internationally, including compliance with applicable economic sanctions laws and regulations, such as laws and regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State and the U.S. Department of Commerce. We must also comply with all applicable export control laws and regulations of the United States (including but not limited to the U.S. Export Administration Regulations) and other countries. Any determination of a violation or an investigation into violations of export controls or economic sanctions laws and regulations could result in significant criminal or civil fines, penalties or other sanctions and repercussions, including reputational harm that could materially affect our business, results of operations or financial condition.

We may pursue acquisitions or joint ventures in the future that could present unforeseen integration obstacles or costs.

We have pursued, and may continue to pursue, acquisitions and joint ventures in the future. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	potential disruption of our ongoing business and distraction of management;

•	customer retention;

•	difficulty integrating personnel and financial and other systems;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Acquisitions or joint ventures may not be successful, and we may not realize any anticipated benefits from acquisitions or joint ventures.

Fluctuations in foreign exchange rates could reduce our profitability.

Most of our revenues and costs are billed in U.S. dollars. Our operations and used equipment sales in locations outside of the U.S. have some exposure to foreign currency fluctuations, and trade growth and the direction of trade flows can be influenced by large changes in relative currency values. In addition, most of our container equipment fleet is manufactured in China. Although the purchase price is in U.S. dollars, our manufacturers pay labor and other costs in the local currency, the Chinese yuan. To the extent that our manufacturers’ costs increase due to changes in the valuation of the Chinese yuan, the dollar price we pay for equipment could be affected. Adverse or large exchange rate fluctuations may negatively affect our financial condition, results of operations and cash flows.

Risks Related to our Stock

Our stock price has been volatile and may remain volatile.

The trading price of our common stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, new products or services by us or our competitors, general conditions in the shipping industry and the intermodal equipment sales and leasing markets, changes in earnings estimates by analysts, or other events or factors which may or may not be under our control. Broad market fluctuations may adversely affect the market price of our common stock. Since the initial public offering of our stock at $15.00 per share on May 16, 2007, the market price of our stock has fluctuated significantly from a high of $40.11 per share to a low of $2.12 per share through February 16, 2018. Since the trading volume of our stock is modest on a daily basis, shareholders may experience difficulties in liquidating our stock. Factors affecting the trading price of our common stock may include:

•	variations in our financial results;

•	changes in financial estimates or investment recommendations by any securities analysts following our business;

•	the public’s response to our press releases, our other public announcements and our filings with the SEC;

•	our ability to successfully execute our business plan;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	future sales of common stock by us or our directors, officers or significant stockholders or the perception such sales may occur;

•	our ability to achieve operating results consistent with securities analysts’ projections;

•	the operating and stock price performance of other companies that investors may deem comparable to us;

•	recruitment or departure of key personnel;

•	our ability to timely address changing equipment lessee and third-party investor preferences;

•	equipment market and industry factors;

•	the size of our public float;

•	general stock market conditions; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to such events.

In addition, if the market for companies deemed similar to us or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business or financial results. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us.

Future new sales of our common stock by us or outstanding shares by existing stockholders, or the perception that there will be future sales of new shares from the Company or existing stockholders, may cause our stock price to decline and impair our ability to obtain capital through future stock offerings.

A substantial number of shares of our common stock held by our current stockholders could be sold into the public market at any time. In addition, the perception of, or actual sale of, new shares by us may materially and adversely affect our stock price and could impair our ability to obtain future capital through an offering of equity securities.

We do not currently pay dividends to holders of our common stock, and we cannot assure you that we will pay dividends to holders of our common stock in the future.

Although our board of directors may consider a dividend policy under which we would pay cash dividends on our common stock, any determinations by us to pay cash dividends on our common stock in the future will be based primarily upon our financial condition, results of operations, business requirements, tax considerations and our board of directors’ continuing determination that the declaration of dividends under the dividend policy are in the best interests of our stockholders and are in compliance with all laws and agreements applicable to the dividend program. In addition, the terms of our credit agreements contain provisions restricting the payment of cash dividends subject to certain exceptions. Consequently, investors may be required to rely on sales of their common stock as the only way to realize any future gains on their investment.

If securities analysts do not publish research or reports about our business or if they decrease their financial estimates or investment recommendations, the price of our stock could decline.

The trading market for our common shares may rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control or influence the decisions or opinions of these analysts and analysts may not cover us.

If any analyst who covers us decreases his or her financial estimates or investment recommendation, the price of our stock could decline. If any analyst ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a third party from acquiring us and consequently decrease the market value of an investment in our common stock.

Our certificate of incorporation and bylaws and Delaware corporate law each contain provisions that could delay, defer or prevent a change in control of our company or changes in our management. Among other things, these provisions:

•	authorize us to issue preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of our common stock;

•
permit removal of directors only for cause by the holders of a majority of the shares entitled to vote at the election of directors and allow only the directors to fill a vacancy on the board of directors;

•	prohibit stockholders from calling special meetings of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•
require the affirmative vote of 66 2/3% of the shares entitled to vote to amend our bylaws and certain articles of our certificate of incorporation, including articles relating to the classified board, the size of the board, removal of directors, stockholder meetings and actions by written consent;

•	allow the authorized number of directors to be changed only by resolution of the board of directors;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•	classify our board of directors into three classes so that only a portion of our directors are elected each year; and

•	allow our directors to amend our bylaws.

These provisions could discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions, which may prevent a change of control or changes in our management that a stockholder might consider favorable. In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of us. Any delay or prevention of a change in control or change in management that stockholders might otherwise consider to be favorable could cause the market price of our common stock to decline.